Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of June 30, 2014 (this “Amendment”), is entered into by and between Forest Laboratories, Inc., a Delaware corporation, and Brenton L. Saunders (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of October 1, 2013 and amended as of February 16, 2014, by and between the Company and the Executive (the “Employment Agreement”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to enter into this Amendment in order to ensure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined in the Employment Agreement) of the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Certain Reductions of Payments. Section 9 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

9.	Certain Reductions of Payments.

(a)	Reduced Amount. Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined in Section 9(e)) shall determine that receipt of all Payments (as defined in Section 9(e)) would subject the Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Payments meets the definition of “Reduced Amount” (as defined in Section 9(e)). If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Payments shall be reduced to such Reduced Amount.

(b)

Determinations. If the Accounting Firm determines that the aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the Present Value (as defined in Section 9(e)) of the aggregate Payments equals the Reduced Amount); provided that the Executive shall not be permitted to elect to reduce any Payment that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, and shall advise the Company in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Executive within such ten-day period or if the election made by the Executive within such ten-day period does not sufficiently reduce the Payments to the Reduced Amount, the Company shall reduce the Payments (or, the remaining Payments) in the following order: (1) by reducing amounts payable pursuant to Section 6(a)(i)(B) of the Agreement (and, to the extent applicable, Section 6(a)(i)(A)(2) of the Agreement), then (2) by reducing payments payable in respect of equity awards subject to performance-based vesting criteria, then (3) by reducing amounts payable pursuant to Section 6(a)(ii) of the Agreement, then (4) by reducing amounts payable pursuant to Section 6(a)(iii) of the Agreement, then (5) by reducing amounts payable pursuant to Section 6(a)(iv) of the Agreement, and then (6) by reducing payments payable in respect of equity awards subject to time-based vesting criteria. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made within 60 days of the Executive’s Date of Termination. In connection with making determinations under this Section 9, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any noncompetition provisions that may apply to the Executive and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions.

(c)	Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company that should not have been made (“Overpayment”) or that additional Payments that will have not been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company together with interest at the Applicable Federal Rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such payment would not either reduce the amount on which the Executive is subject to taxation under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the Applicable Federal Rate provided for in Section 7872(f)(2) of the Code.

(d)	Fees and Expenses. All fees and expenses of the Accounting Firm in implementing the provisions of this Section 9 shall be borne by the Company.

(e)	Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(i) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise;

(ii) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1, 3121 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s);

(iv) “Accounting Firm” shall mean Golden Parachute Tax Solutions LLC or such other nationally recognized certified public accounting firm as may be designated by the Executive;

(v) “Present Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment; and

(vi) “Reduced Amount” shall mean the amount of Payments that (x) has a Present Value that is less than the Present Value of all Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Payments were any other amount that is less than the Present Value of all Payments.

2.	Miscellaneous.

(a)	Full Force and Effect. Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement shall remain in full force and effect.

(b)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

(c)	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective as of the date first written above.

FOREST LABORATORIES, INC.

By:	/s/ Karen L. Ling
Name:	Karen L. Ling
Title:	Senior Vice President—Chief Human Resources Officer

EXECUTIVE

/s/ Brenton L. Saunders
Brenton L. Saunders

[Signature Page to Saunders Amendment to Employment Agreement]